UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 15, 2015

LIBERTY TAX, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35588	27-3561876
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454
(Address of Principal Executive Offices)  (Zip Code)

(757) 493-8855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2015, Mr. Thomas Herskovits was appointed as a Director of Liberty Tax, Inc. (the ‟Company”) by John T. Hewitt, Chief Executive Officer of the Company.  The Certificate of Incorporation of the Company permits Mr. Hewitt, as the owner of all the Class B Common Stock of the Company, to elect a majority of the members of the Board of Directors, and the appointment of Mr. Herskovits filled an existing vacancy on the Board of Directors.  In addition, Mr. Herskovits has been elected by the Board’s Nominating and Corporate Governance Committee to serve on the Company’s Compensation and Nominating and Corporate Governance Committees.

Since 2014, Mr. Herskovits has been managing partner of Feldman Advisors, a middle market investment banking firm based in Chicago, and since 1996, he has managed private investments through Herskovits Enterprises. From 2013 through February 2014, he was CEO of WinView Inc., a technology company. He continues to serve on the Board of Directors of that privately-held company.
He previously served as non-operating Chairman of the Board of Directors of Natural Golf Corporation, as President & CEO of Specialty Foods, and as President of Kraft Dairy and Frozen Products.
Mr. Herskovits’ management, finance and consumer products backgrounds will provide substantial additional expertise to the Board.
Mr. Herskovits will receive the same compensation as other non-employee Company directors as described in the Company’s 2015 Proxy Statement under “Non-Employee Director Compensation.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY TAX, INC.

Date: October 15, 2015	By:	/s/ James J. Wheaton
James J. Wheaton
Vice President and General Counsel